Exhibit 99.1

Atea Pharmaceuticals Reports Third Quarter 2026 Financial Results and Provides Business Update

Phase 3 C-BEYOND Trial Achieved Primary and Secondary Endpoints, Reinforcing Potential Best-in-Class Profile of BEM/RZR for Treatment of Hepatitis C Virus (HCV) Infection

Phase 3 C-FORWARD Trial for HCV on Track for Topline Results in Early 2027

Phase 1 Trial Evaluating AT-587 as Potential First-in-Class Treatment for Chronic Hepatitis E Virus (HEV) Infection Advances

Secured Non-dilutive Funding from Hercules Capital in an Amount Up to $200 Million

Company Holding Conference Call Today at 4:30 pm ET

BOSTON, Mass., November 9, 2026 – Atea Pharmaceuticals, Inc. (Nasdaq: AVIR) (Atea or Company), a late-stage clinical biopharmaceutical company engaged in the discovery and development of oral antiviral therapeutics for serious viral diseases, today reported financial results for the third quarter ended September 30, 2026, and provided a business update.

During the third quarter, Atea announced positive topline results from C-BEYOND, the Company’s Phase 3 trial in North America, with the regimen of bemnifosbuvir/ruzasvir (BEM/RZR) demonstrating statistical non-inferiority to Epclusa® (sofosbuvir/velpatasvir; SOF/VEL) in patients with hepatitis C virus (HCV), meeting the primary and secondary endpoints. Topline results from C-FORWARD, Atea’s Phase 3 trial in patients with HCV outside of North America, are anticipated in early 2027. Results from C-FORWARD are expected to show the efficacy of BEM/RZR across a broad range of HCV genotypes, to support a New Drug Application (NDA) submission to the US Food and Drug Administration (FDA) targeted for mid-2027.

“The C-BEYOND results are strong and reinforce our conviction that the regimen of BEM/RZR will deliver a differentiated profile, including high HCV cure rates, short treatment duration, a low risk of drug-drug interactions and no food effect, which we believe are critical to drive broad adoption of BEM/RZR in clinical practice by prescribers,” said Jean-Pierre Sommadossi, PhD, Chief Executive Officer and Founder of Atea Pharmaceuticals. “Healthcare systems are increasingly focusing on test-and-treat strategies as integral to enhanced HCV elimination efforts. BEM/RZR’s profile is uniquely suited to meet the needs of patients and providers embracing this model.”

“We anticipate the upcoming topline Phase 3 results of C-FORWARD should further validate the potential of BEM/RZR, if approved, to be a new pan-genotypic treatment option for prescribers to treat people living with HCV,” Dr. Sommadossi added.

Chronic HCV infection remains an ongoing public health crisis. If left untreated, HCV can progress to cirrhosis, end-stage liver disease and liver cancer, and it remains one of the leading causes of liver cancer in the US, Europe and Japan. Approximately 47 million people worldwide are living with HCV, including up to four million people in the US, while new diagnoses continue to outpace annual cures. Additionally, many people living with HCV in the US are also managing other chronic conditions, and roughly 80% take multiple concomitant medications for common comorbidities such as heartburn, heart arrhythmia, gastroesophageal reflux disease (GERD) and opioid use disorder, which may increase the potential for drug-drug interactions with currently approved therapies.

“We are also rapidly advancing our HEV program and successfully completed the single ascending dose portion of our Phase 1 study for AT-587. We are now conducting the multiple ascending dose portion of this study and preparing for an anticipated proof-of-concept study in 2027,” said Dr. Sommadossi. “There is a significant unmet need for HEV treatment among people who are immunocompromised and at high risk. We are building the foundation for what we currently anticipate may be a first-in-class direct-acting antiviral for chronic HEV and are excited about the potential of AT-587 to provide an important new treatment option for at-risk HEV patients.”

HEV is a potentially serious liver disease that can lead to chronic infection, cirrhosis and liver failure in certain patient populations. At-risk populations include immunocompromised individuals, such as transplant recipients and patients taking immunosuppressants, among others.

Viral Hepatitis Pipeline Updates

Hepatitis C (HCV)

In July 2026, Atea announced positive topline results from C-BEYOND, its Phase 3 trial evaluating BEM/RZR for the treatment of chronic HCV infection. BEM/RZR demonstrated statistical non-inferiority compared to SOF/VEL in the modified intent-to-treat (mITT) population, achieving the trial’s primary endpoint. In the mITT analysis (n=905, cirrhotic and non-cirrhotic), BEM/RZR achieved a 93.91% sustained virologic response (SVR) rate vs. 94.75% for SOF/VEL (Epclusa) at Week 24, encompassing SVR at 12 weeks post-treatment (accepted definition of cure for HCV) in both arms. Statistical non-inferiority was also met in secondary endpoints, including the per-protocol analysis. Rates of virologic failure across all populations were low and comparable between treatment arms. BEM/RZR was generally safe and well tolerated, with a safety profile comparable to SOF/VEL.

Atea continues to advance C-FORWARD, its Phase 3 trial being conducted outside North America. The trial is fully enrolled with more than 880 patients across 17 countries, with topline results expected in early 2027. C-FORWARD is expected to provide important efficacy data across a broad range of HCV genotypes, supporting a pan-genotypic profile.

In September 2026, multiscale modeling data from Atea’s Phase 2 study of the 8-week BEM/RZR regimen in chronic HCV patients were published by the American Society for Clinical Pharmacology & Therapeutics. The analysis further elucidated the mechanism of action of BEM/RZR, modeling its effects on multiple stages of the viral lifecycle, including HCV replication, viral assembly and secretion.

Recently, Atea completed a Phase 1 study evaluating the co-administration of BEM/RZR with methadone or Suboxone®, two commonly used treatments for opioid use disorder. The co-administration was generally well tolerated in healthy volunteers and the study demonstrated a lack of drug-drug interaction. These data further support the potential use of BEM/RZR across the broad range of HCV patients encountered in real-world clinical practice.

Hepatitis E (HEV)

Atea continues to advance the Phase 1 clinical trial of AT-587, a potential first-in-class direct-acting antiviral for chronic HEV infection. The study has successfully completed the single ascending dose portion and is progressing through the multiple ascending dose portion part of the study, evaluating the safety, tolerability and pharmacokinetics of AT-587 in healthy volunteers. As Phase 1 development advances, Atea is also preparing for initiation of a proof-of-concept study anticipated in the first half of 2027. AT-587 is being developed to address chronic HEV in immunocompromised patients.

Corporate Update

On November 9, 2026, Atea announced that it entered into a credit facility agreement with Hercules Capital, Inc. for up to $200 million. The facility strengthens Atea’s financial position and provides strategic and operational flexibility as the Company expands its commercial-related activities in anticipation of the launch of BEM/RZR in the US, if approved, for the treatment of HCV, and advances its clinical program for HEV. Under the agreement, Atea drew down $65 million at closing on November 6, 2026. Based on its current operating plan together with its current cash, cash equivalents and investments, the Company anticipates that these current resources will fund planned operations into mid-2028. Atea may, at its option and subject to the achievement of specified milestones and other terms and conditions of the loan agreement, access additional funding of up to $135 million. These additional borrowings could extend Atea’s cash runway potentially to profitability assuming the successful commercial launch of BEM/RZR in the US and future expenditures consistent with the current operating plan.

Third Quarter 2026 Financial Results

Cash and Investments: $191.2 million at September 30, 2026 compared to $301.8 million at December 31, 2025.

Research and Development Expenses Research and development expenses decreased by $11.3 million from $38.3 million for the three months ended September 30, 2025 to $27.1 million for the three months ended September 30, 2026. The net decrease was primarily driven by a decrease in external spend for our HCV Phase 3 clinical development offset by an increase in external spend for HEV preclinical and clinical development activities. In addition, we had lower internal research and development expenses primarily related to lower stock-based compensation expense in the three months ended September 30, 2026.

General and Administrative Expenses: General and administrative expenses decreased by $0.3 million from $7.2 million for the three months ended September 30, 2025 to $6.9 million for the three months ended September 30, 2026. The net decrease was primarily related to lower stock-based compensation expense.

Interest Income and Other, Net: Interest income and other, net, decreased by $1.8 million for the three months ended September 30, 2026 compared to the three months ended September 30, 2025, primarily due to lower investment balances.

Income Taxes: Income tax expense was $0.1 and $0.2 million for the three months ended September 30, 2026 and 2025, respectively.

Condensed Consolidated Statement of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Operating expenses
Research and development	$27,091	$38,347	$96,375	$100,206
General and administrative	6,922	7,220	20,745	25,747

Total operating expenses	34,013	45,567	117,120	125,953

Loss from operations	(34,013)	(45,567)	(117,120)	(125,953)
Interest income and other, net	1,889	3,714	6,697	13,077

Loss before income taxes	(32,124)	(41,853)	(110,423)	(112,876)
Income tax expense	(38)	(196)	(112)	(606)

Net loss	$(32,162)	$(42,049)	$(110,535)	$(113,482)

Other comprehensive loss
Unrealized gain (loss) on available-for-sale investments	23	201	(247)	5

Comprehensive loss	$(32,139)	$(41,848)	$(110,782)	$(113,477)

Net loss per share—basic and diluted	$(0.40)	$(0.53)	$(1.38)	$(1.37)

Weighted-average number of common shares—basic and diluted	80,224,959	79,052,154	79,828,321	82,623,806

Selected Condensed Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	September 30, 2026	December 31, 2025
Cash, cash equivalents and marketable securities	$191,199	$301,830
Working capital(1)	175,243	271,207
Total assets	200,706	315,218
Total liabilities	25,025	39,784
Total stockholder’s equity	175,681	275,434

(1)

Atea defines working capital as current assets less current liabilities. See the Company’s consolidated financial statements in its Quarterly Report on Form 10-Q for the three months ended September 30, 2026 for further detail regarding its current assets and liabilities.

Conference Call and Webcast

Atea will host a conference call and live audio webcast to discuss third quarter 2026 financial results and provide a business update today at 4:30 p.m. ET. To access the live conference call, participants may register here. Upon registration, all telephone participants will receive a confirmation email detailing how to join the conference call, including the dial-in number along with a unique passcode and registrant ID that can be used to access the call. The live audio webcast of the call will be available under “Events and Presentations” in the Investor Relations section of the Atea Pharmaceuticals website at ir.ateapharma.com. An archive of the audio webcast will be available on Atea’s website approximately two hours after the conference call and will remain available for at least 90 days following the event.

About the C-BEYOND and C-FORWARD Phase 3 Trials in Adults with Chronic HCV

The global Phase 3 program is evaluating the fixed-dose combination (FDC) of BEM/RZR for the treatment of chronic HCV in patients with and without compensated cirrhosis. The program consists of two open-label controlled trials, which have collectively enrolled over 1,760 treatment-naïve patients: C-BEYOND (NCT06868264) in North America and C-FORWARD (NCT07037277) outside North America. The trials compare the FDC regimen of bemnifosbuvir (BEM), a nucleotide analog polymerase inhibitor, and ruzasvir (RZR), an NS5A inhibitor, to the FDC regimen of SOF/VEL. The regimen of BEM/RZR is administered orally once daily for eight weeks (in patients without cirrhosis) or 12 weeks (in patients with compensated cirrhosis), while the regimen of SOF/VEL is administered orally once daily for 12 weeks to all patients, with or without compensated cirrhosis.

The primary endpoint for each trial is HCV RNA below the lower limit of quantitation (LLOQ) at 24 weeks from the start of treatment; this endpoint encompasses sustained virologic response at 12 weeks post-treatment (SVR12) in each arm. SVR12 is the accepted definition of cure for HCV. Measuring the endpoint at 24 weeks from the start of treatment ensures that it is assessed at the same relative time from treatment initiation for all patients. In C-BEYOND, the primary endpoint was assessed in the mITT population, which comprises all patients who received at least one dose of the regimen and includes patients who discontinued early or were lost to follow-up. The mITT analysis as the primary analysis of the endpoint is aligned with the FDA.

About Bemnifosbuvir and Ruzasvir for HCV

Bemnifosbuvir (BEM) has been shown in in vitro studies to be approximately 10-fold more active than sofosbuvir (SOF) against a panel of laboratory strains and clinical isolates of HCV GT 1–5. In vitro studies have also demonstrated BEM remained fully active against SOF resistance-associated substitutions (S282T), with up to 58-fold more potency than SOF. The pharmacokinetic (PK) profile of BEM supports once-daily dosing for the treatment of HCV. BEM has been shown to have a low risk for drug-drug interactions. BEM has been administered to over 3,200 subjects and has been well-tolerated at doses up to 550 mg for durations up to 12 weeks in healthy subjects and patients.

Ruzasvir (RZR) has demonstrated highly potent and pan-genotypic antiviral activity in preclinical (picomolar range) and clinical studies. RZR has been administered to over 3,100 HCV-infected patients at daily doses of up to 180 mg for 12 weeks and has demonstrated a favorable safety profile. The PK profile of RZR supports once-daily dosing.

About HCV

HCV is a blood-borne, positive-sense, single-stranded RNA (ssRNA) virus that primarily infects liver cells. HCV is a leading cause of chronic liver disease and liver transplants, spreading via blood transfusion, hemodialysis and needle sticks, with approximately 240,000 deaths occurring each year. Despite the availability of DAAs, HCV continues to be a significant global healthcare issue. An estimated 47 million people worldwide are chronically infected with HCV and there are approximately one million new infections each year. In the US, as many as four million people are estimated to have HCV with annual new infections outpacing treatment rates. HCV infections in the US predominate in patients in the age group between 20 and 49 years old, and it is estimated that approximately 80-90% of people living with HCV in the US do not have cirrhosis. Chronic HCV infection is a leading cause of liver cancer in the US, Europe and Japan.

About HEV

HEV is a positive sense, ssRNA virus which infects the liver and remains an under-recognized global health challenge with an estimated 20 million infections annually. Waterborne transmission of HEV genotypes 1 and 2 causes mostly acute self-limiting hepatitis in developing regions, whereas foodborne transmission of HEV genotype 3 predominates in the US and Europe and causes chronic hepatitis in immunocompromised patients, which can lead to cirrhosis in three to five years. There is a growing number of immunocompromised patients, a population that includes solid organ transplant and hematopoietic stem cell transplant recipients and patients with hematologic malignancies such as multiple myeloma. Each year, in the US and Europe, 3% of the approximately 545,000 patients who have these underlying medical conditions are at risk of developing chronic HEV. There is currently no approved antiviral therapy for HEV, and current off-label treatments have limited efficacy and tolerability, underscoring a clear and urgent unmet medical need. Atea’s initial HEV clinical efforts are focused on developing AT-587 for the treatment of immunocompromised patients with chronic HEV.

About Atea Pharmaceuticals

Atea is a late-stage clinical biopharmaceutical company focused on discovering, developing and commercializing oral antiviral therapies to address the unmet medical needs of patients with serious viral infections. Leveraging Atea’s deep understanding of antiviral drug development, nucleos(t)ide chemistry, biology, biochemistry and virology, Atea has built a proprietary nucleos(t)ide prodrug platform to develop novel product candidates to treat ssRNA viruses, which are a prevalent cause of serious viral diseases. Atea plans to continue to build its pipeline of antiviral product candidates by augmenting its nucleos(t)ide platform with other classes of antivirals that may be used in combination with its nucleos(t)ide product candidates. Atea’s Phase 3 program is evaluating the regimen of BEM, a nucleotide analog polymerase inhibitor, and RZR, an NS5A inhibitor, for the treatment of HCV. AT-587, a nucleotide analog, is in Phase 1 development for the treatment of HEV. For more information, please visit www.ateapharma.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include but are not limited to statements regarding the potential best-in-class profile of the BEM/RZR regimen for the treatment of HCV, the potential to develop a product for the treatment of HEV, anticipated milestone events and timelines including the timeline for readout of the C-FORWARD Phase 3 clinical trials results and the potential submission of an NDA for US marketing approval of BEM/RZR, anticipated use of proceeds and availability of additional financing under the credit facility, the length of Atea’s cash runway including the potential to achieve profitability, future expenditures, future results of operations and business strategy.

When used herein, words including “expected,” “should,” “anticipated,” “believe,” “will,” “plans”, and similar expressions are intended to identify forward-looking statements. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking. All forward-looking statements are based upon Atea’s current expectations and various assumptions. Atea believes there is a reasonable basis for its expectations and beliefs, but they are inherently uncertain. Atea may not realize its expectations, and its beliefs may not prove correct. Actual results could differ materially from those described or implied by such forward-looking statements as a result of various important factors, including, without limitation, uncertainties inherent in the drug discovery and development process and the regulatory submission or approval process, unexpected or unfavorable safety or efficacy data or results observed during clinical trials or in data readouts; delays in or disruptions to clinical trials or our business; our reliance on third parties over which we may not always have full control; risks related to our outstanding debt, our ability to manufacture sufficient commercial product; competition from approved treatments for HCV; dependence on the success of Atea’s most advanced product candidates, in particular the BEM/RZR regimen for the treatment of HCV; as well as the other important factors discussed under the caption “Risk Factors” in Atea’s Quarterly Report on Form 10-Q for the period ended June 30, 2026 as such factors may be updated from time to time in its other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. All forward-looking statements represent management’s estimates as of the date of this press release. While Atea may elect to update such forward-looking statements at some point in the future, except as required by law, it disclaims any obligation to do so, even if subsequent events cause our views to change. Forward-looking statements should not be relied upon as representing Atea’s views as of any date subsequent to the date of this press release.

Contacts

Jonae Barnes

SVP, Investor Relations and Corporate Communications

617-818-2985

barnes.jonae@ateapharma.com

Joyce Allaire

LifeSci Advisors

jallaire@lifesciadvisors.com